Exhibit 3.3

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT CHANGING ONLY THE

REGISTERED OFFICE OR REGISTERED AGENT OF A

LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is DTE ELECTRIC SECURITIZATION FUNDING I LLC.

2. The Registered Office of the limited liability company in the State of Delaware is changed to 251 Little Falls Drive (street), in the City of Wilmington, Zip Code 19808. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporation Service Company.

By:	/s/ Jill Cilmi
Authorized Person

Name:	Jill Cilmi
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:01 PM 02/15/2022
FILED 04:01 PM 02/15/2022
SR 20220526463 - File Number 6105554